EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Home Plate Acquisition Corporation (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-259324) of our report dated June 7, 2021, except for Note 4, as to which the date is September 3, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Home Plate Acquisition Corporation as of May 5, 2021 and for the period from March 24, 2021 (inception) through May 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP Boston, MA
September 20, 2021